Exhibit 99.4

CONSENT OF DIRECTOR NOMINEE

To Polar Star Realty Trust Inc. (the “Company”):

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent to the references in the Company’s Registration Statement on Form S-11 (the “Registration Statement”), any amendments thereto, and any related registration statement filed pursuant to Rule 462(b) promulgated under the Securities Act, which indicate that I have accepted a nomination to become an independent director of the Company and include my biographical information. I also consent to the filing of this consent as an exhibit to the Registration Statement.

Dated:   November 4, 2014

/s/ Cristobal Mendez de Vigo
Name: Cristobal Mendez de Vigo

Independent Director Nominee